EXHIBIT 10.1

AMENDMENT TWO

OF THE

EMPLOYMENT AGREEMENT

This AMENDMENT TWO of the Employment Agreement (this “Amendment Two”) by and between Cardinal Financial Corporation, a Virginia corporation (the “Company”), and Bernard H. Clineburg (“Clineburg”) is entered into and is effective as of February 10, 2016.

WHEREAS, Clineburg and the Company are parties to a November 1, 2010 Employment Agreement (as amended by the November 13, 2012 Amendment, the “Employment Agreement”), and

WHEREAS, Clineburg and the Company desire to amend the Employment Agreement by this Amendment Two, stating in this Amendment Two the terms on which Clineburg will continue providing service to the Company.

NOW, THEREFORE, in consideration of the promises and obligations of the Company and Clineburg and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.             Sections 1.1 and 1.2 of the Employment Agreement are deleted and are replaced by the following sections 1.1 and 1.2:

1.1.         Title and Scope of Employment.  Clineburg agrees to continue to serve as executive Chairman of the Company’s Board of Directors (the “Company Board”) and the Company agrees to support Clineburg’s continuation in that position for the term of this Agreement.

1.2.         Duties and Responsibilities.  As executive Chairman Clineburg will continue to be responsible for mergers and acquisitions and strategic corporate direction.  Clineburg will assist in the transition in corporate leadership of the Company and will be the liaison between the Company Board and other members of executive management.

2.             Section 1.3 of the Employment Agreement is amended.  As amended, section 1.3 is in its entirety as follows:

1.3.         Term.  Clineburg’s employment hereunder shall be until February 10, 2019.  On February10, 2019 and on each anniversary of that date the term of this Employment Agreement will be extended for one year, unless 90 days or more before the initial extension or 90 days or more before subsequent anniversary dates Clineburg notifies the Company Board in writing that the term will not be extended, or in accordance with the affirmative vote of two thirds or more of the members of the Company Board, excluding Clineburg, the Company Board notifies Clineburg in writing 90 days or more before the initial extension or 90 days or more before subsequent anniversary dates that the term will not extended.

3.             Section 2.3 shall continue to apply, except that clause (iv) of section 2.3 is deleted and replaced by the following:

(iv)          Life insurance.  The Company shall offer Clineburg a term life insurance policy death benefit, through a carrier selected by the Company, in an amount equal to the lesser of two times Clineburg’s salary or the maximum benefit payable under the group term life policy of the Company or Cardinal Bank.

4.             The following section 2.4 is added to the Employment Agreement.

2.4          D&O Insurance and Indemnification.  (a)  The Company shall continue to provide to Clineburg the maximum indemnification allowed by the Company’s Articles of Incorporation and Bylaws against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Clineburg in connection with any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative that Clineburg is made a party to by reason of the fact that he is or was performing services as an officer or director of the Company or its subsidiaries. Such indemnification shall continue as to Clineburg even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate.  During Clineburg’s employment with the Company and from and after the date that Clineburg’s employment is terminated for whatever reason, Clineburg shall receive the same or greater benefits as those provided to any of the Company’s officers and directors under any D&O Insurance or similar policy, indemnification agreement or Company policy and the Certificate of Incorporation and By-Laws of the Company.

(b)           Any costs, fees or expenses incurred by Clineburg that may be subject to indemnification shall be paid by the Company in advance as soon as practicable but not later than three business days after receipt of written request of Clineburg; provided that Clineburg shall undertake to repay such amount to the extent that it is ultimately determined by a court of competent jurisdiction that Clineburg is not entitled to indemnification.  Clineburg’s right to indemnification or advances from the Company shall be enforceable by Clineburg in any court of competent jurisdiction. The burden of proving that indemnification or advances are not appropriate shall be on the Company.

5.             The text of section 3.1, with the exception of the first sentence in clause (iii), is deleted.

6.             The text of section 3.2 is deleted.

7.             Section 4.1 is revised so that any reference to Chief Executive Officer refers instead to executive Chairman.

8.             Section 5.1 shall continue to apply, except that section 5.1(i) (the definition of “Cause”) is revised to eliminate reference to Clineburg’s service as Chief Executive Officer and to eliminate reference to the transition provisions of Article 3.

9.             Section 5.4 shall continue to apply, except that section 5.4(i) (the definition of “Good Reason”) is revised to provide as follows:

(i)            Good Reason Defined. For purposes of this Article 5, Good Reason means (A) Clineburg is not elected (or re-elected) to the Company Board or is not appointed (or is removed from his position) as Chairman of the Company Board, or (B) any action or inaction that constitutes a material breach by the Company of this Agreement, provided that Clineburg must provide notice to the Company of the existence of the action or inaction that constitutes a material breach within 90 days of the initial existence of the condition, and the Company shall have a period of 30 days during which it may remedy the breach.  If the Company appropriately remedies the breach within the 30-day period, the action or inaction shall not constitute Good Reason.

10.          Paragraph (c) of section 5.5 is amended by deleting from the first sentence the phrase “in either case while Clineburg is Chief Executive Officer,” and by deleting in its entirety the second sentence.

11.          Section 5.6(a) is revised.  The remainder of section 5.6 is unaffected by this Amendment Two.  As amended, section 5.6(a) is as follows:

5.6.         (a)           Change in Control.  If a Terminating Event occurs after a Change in Control, the obligations of the Company under section 5.5 of this Agreement shall terminate as of the effective date of Clineburg’s termination, and the Company shall pay to Clineburg an aggregate amount equal to 2.99 times Clineburg’s average compensation (as defined in this paragraph (a), including without limitation annual salary, bonuses, stock options, directors’ fees and retainers) over the most recent five calendar year period of Clineburg’s employment with the Company prior to termination (“the Severance Payment”).  The Severance Payment shall be paid to Clineburg in a lump sum within 30 days of the effective date of Clineburg’s termination of employment, or, if applicable, on the date that is six months after the effective date of Clineburg’s termination of employment, to the extent required because Clineburg is a “specified employee” for purposes of Code section 409A on the date of his termination.  Interest shall accrue on the payment from his date of termination through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall

Street Journal.  The Severance Payment under this provision is the exclusive severance benefit available to Clineburg as the result of termination without Cause by the Company for a reason other than Clineburg’s death or disability following a Change in Control, and is in lieu of, and not in addition to, any severance payment or other similar compensation payable under any other provision of this Agreement.  For purposes of this Section 5.6, any reference to the Company includes any successor to the Company.

12.          New section 7.10 is added to the Employment Agreement:

7.10        Payment of Legal Fees.  The Company is aware that after a Change in Control management could cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Clineburg the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  Accordingly, the Company intends that Clineburg not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits granted to Clineburg hereunder.  The Company intends that Clineburg not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  If after a Change in Control it appears to Clineburg that (x) the Company is failing to comply with any of its obligations under this Agreement or (y) the Company or any other person is taking any action to declare this Agreement void or unenforceable, or instituting any litigation or other legal action designed to deny, diminish, or to recover from Clineburg benefits intended to be provided to Clineburg hereunder, the Company hereby irrevocably authorizes Clineburg to retain counsel of Clineburg’s choice, at the Company’s expense as provided in this section 7.10, to represent Clineburg in the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Company and any counsel chosen by Clineburg under this section 7.10, the Company hereby irrevocably consents to Clineburg entering into an attorney-client relationship with that counsel, and the Company and Clineburg agree that a confidential relationship exists between Clineburg and that counsel.  The fees and expenses of counsel selected by Clineburg will be paid or reimbursed to Clineburg by the Company on a regular, periodic basis upon presentation by Clineburg of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in trial, bankruptcy, or appellate proceedings , but the Company’s payment or reimbursement of Clineburg’s counsel’s fees and expenses must occur on or before the last day of Clineburg’s tax year immediately after Clineburg’s tax year in which the expense is incurred.  If Clineburg is a “specified employee” for purposes of Internal Revenue Code section 409A on the date of termination, payment under this section 7.10 will not be made before the first day of the seventh month after the month in which Clineburg’s termination occurs, and interest on the delayed payment will accrue through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal.  The six-month delay applies if and only if an exemption from the six-month delay requirement of Internal Revenue Code section 409A is not available.   Clineburg’s right to payment or reimbursement under this section 7.10 is not subject to liquidation or exchange for another benefit.   The Company’s obligation to make reimbursement payments will not apply later than Clineburg’s remaining lifetime (or, if longer, through the 20th anniversary of the effective date of this Agreement).  The legal fee reimbursements are intended to satisfy the requirements for “reimbursement or in-kind benefit plans” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and will be administered to satisfy those requirements.  The Company’s obligation to pay Clineburg’s legal fees under this section 7.10 operates separately from and in addition to any legal fee reimbursement obligation the Company may have with Clineburg under any separate severance, salary continuation, indemnification, or other agreement.  Despite anything in this section 7.10 to the contrary however, the Company is not required to pay or reimburse Clineburg’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 C.F.R. 359.3].

13.          New section 7.11 is added to the Employment Agreement:

7.11        Clarifications and Establishment of a Rabbi Trust.  (a)  Clineburg and the Company agree that if Clineburg dies before the Severance Payment to which he may become entitled under Section 5.6(a) is made, the Severance Payment will be made to Clineburg’s beneficiary.  Clineburg and the Company agree that the Severance Payment under Section 5.6 is the exclusive severance benefit available to Clineburg as the result of termination without Cause by the Company after a Change in Control and the exclusive severance benefit available to Clineburg as the result of termination by Clineburg within one year after a Change in Control, and is in lieu of, and not in addition to, any severance payment or other similar compensation payable under any other provision of this Agreement.

(b)           Clineburg and the Company agree that if Clineburg becomes entitled to the Severance Payment of Section 5.6(a), the Company will deposit with an independent bank to act as trustee cash in an amount sufficient to make payment to Clineburg of the Severance Payment under Section 5.6(a) and the additional payment under section 5.6(c).  Selected by Clineburg or the Company, the bank must be independent of the Company and of the acquiring company in the Change in Control.  The Company will enter into the trust arrangement and make the deposit on or before the date on which both of the following conditions to completion of the Change in Control are satisfied: (1) receipt of all necessary federal and state bank regulatory approvals and (2) receipt of approval of the Company’s stockholders.  Until payment is made to Clineburg, the independent bank trustee will hold and manage trust assets in accordance with a Rabbi Trust Agreement in substantially the form attached to this Agreement.

14.          Except as amended by this Amendment Two, the terms of the Employment Agreement remain in effect.

The Company and Clineburg have entered into this Amendment Two of the Employment Agreement as of the date first written above.

CARDINAL FINANCIAL CORPORATION

/s/ Bernard H. Clineburg	By	/s/ William G. Buck
Bernard H. Clineburg		William G. Buck
Chairman, Compensation Committee
Board of Directors